    As filed with the Securities and Exchange Commission on November 1, 1994

                                                            Registration No. 33-

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                          PULITZER PUBLISHING COMPANY
             (Exact name of registrant as specified in its charter)

             DELAWARE                                        430496290
(State or other jurisdiction of                           (I.R.S. Employer
 incorporation or organization)                         Identification Number)

                           900 NORTH TUCKER BOULEVARD
                            ST. LOUIS MISSOURI 63101
                                 (314) 340-8000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                        PULITZER PUBLISHING COMPANY 1994
                               STOCK OPTION PLAN
                            (Full title of the plan)

                               RONALD H. RIDGWAY
                          PULITZER PUBLISHING COMPANY
                           900 NORTH TUCKER BOULEVARD
                           ST. LOUIS, MISSOURI 63101
                                 (314) 340-8000
           (Name, address, and telephone number of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:
                            RICHARD A. PALMER, ESQ.
                          FULBRIGHT & JAWORSKI L.L.P.
                                666 FIFTH AVENUE
                            NEW YORK, NEW YORK 10103
                                (212) 318-3000

                   (Facing Page Continued on Following Page)

                        CALCULATION OF REGISTRATION FEE



                                                 Proposed
                             Amount to be        maximum          Proposed maximum
  Title of securities to     price per           offering         aggregate offering          Amount of registra-
  be registered              registered          share (1)        price (2)                   tion fee
  --------------------------------------------------------------------------------------------------------
  Common Stock, $0.01 par
  value per share                1,500,000           $34.628          $51,942,375            $17,911.16


(1) Calculated by dividing the proposed maximum aggregate offering price by the amount to be registered.

(2) The price is estimated in accordance with Rule 457(h)(1) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee and is the sum of (i) the product resulting from multiplying 3,000, the number of shares registered by this Registration Statement as to which options have been granted (but not exercised) under the Pulitzer Publishing Company 1994 Stock Option Plan, by $36.25 per share, the average exercise price of such options, and (ii) the product resulting from multiplying 1,497,000, the number of shares registered by this Registration Statement as to which options may be granted under the Pulitzer Publishing Company 1994 Stock Option Plan, by $34.625, the closing price of the Common Stock as reported by the New York Stock Exchange on October 26, 1994.

PROSPECTUS

                                1,500,000 SHARES

                          PULITZER PUBLISHING COMPANY

                                  COMMON STOCK

                                ($.01 PAR VALUE)
                             _____________________

  All the shares of Common Stock, $.01 par value per share ("Common Stock"), offered hereby are being offered by the Selling Stockholders. See "Selling Stockholders." Pulitzer Publishing Company (the "Company") will not receive any of the proceeds from the shares sold by the Selling Stockholders.

  The Common Stock of the Company is traded on the New York Stock Exchange. See "Description of Capital Stock." On October 26, 1994, the last sale price for the Common Stock as reported by the New York Stock Exchange was $34.625.

  All expenses of the registration of securities covered by this Prospectus will be borne by the Company, except that the Selling Stockholders will pay underwriting discounts, selling commissions, and fees and the expenses, if any, of counsel or other advisers to the Selling Stockholders.

                             _____________________

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
        EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS
 THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
       ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY
                                      IS A
                               CRIMINAL OFFENSE.

                The date of this prospectus is November 1, 1994

                             AVAILABLE INFORMATION

  Pulitzer Publishing Company ("the Company") is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission). The Registration Statement, including the exhibits and schedules thereto, and reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549 and at the following Regional Offices of the Commission: Chicago Regional Office, 500 West Madison Street, Chicago, Illinois, 60604 and New York Regional Office, 7 World Trade Center, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549, at prescribed rates. Copies of such information may also be inspected at the New York Stock Exchange, Inc., 20 Broad Street, New York, NY, 10005, on which the Common Stock is listed.


               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

  The following documents filed by the Company are incorporated herein by reference:

   (i) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1993.

   (ii) The Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1994, and June 30, 1994.

   (iii)  The Company's Form 8-A dated June 17, 1993.

  In addition to the foregoing, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post effective amendment indicating that all of the securities offered hereunder have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of the filing of such documents. Any statement contained in a document incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that is also incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

  The Company will furnish without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon request, a copy of any or all of the documents described above (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that the Prospectus incorporates). Such requests should be directed to: Pulitzer Publishing Company, 900 North Tucker Boulevard, St. Louis, Missouri 63101, Attention: Secretary (telephone number (314) 340-8000).

                                  THE COMPANY

  The Company is engaged in newspaper publishing and television and radio broadcasting. Its newspaper operations consist of two major metropolitan dailies, the St. Louis Post-Dispatch (the "Post-Dispatch"), the only major daily newspaper serving the St. Louis metropolitan area; The Arizona Daily Star (the "Star"), serving the Tucson metropolitan area; and the Daily Southtown, a suburban daily newspaper in the Chicago area. Prior to June 1, 1993, the Daily Southtown was named the Southtown Economist and was published in the afternoon daily and on Sunday. The Company's broadcasting operations consist of nine network-affiliated television stations located in Greenville, South Carolina; New Orleans, Louisiana; Lancaster, Pennsylvania; Winston-Salem, North Carolina; Albuquerque, New Mexico; Louisville, Kentucky; Omaha, Nebraska; Daytona Beach/Orlando, Florida and Des Moines, Iowa; and two radio stations located in Phoenix, Arizona. The Daytona Beach/Orlando and Des Moines television stations were acquired during 1993 on June 30 and September 9, respectively.

  The Company was founded by the first Joseph Pulitzer in 1878 to publish the original St. Louis Post-Dispatch and has operated continuously since that time under the direction of the Pulitzer family. Joseph Pulitzer, Jr., a grandson of the founder, served as Chairman of the Board until his death on May 26, 1993. Michael E. Pulitzer, also a grandson of the founder, currently serves as Chairman of the Board, President and Chief Executive Officer of the Company.

  The Company, a Delaware corporation, maintains its principal executive offices at 900 North Tucker Boulevard, St. Louis, Missouri 63101. Its telephone number is (314) 340-8000.

                                USE OF PROCEEDS

  The Company will not receive any proceeds from the sale of shares of Common Stock by the Selling Stockholders.

                              SELLING STOCKHOLDERS

  The selling stockholders are those who own stock in the Company by having exercised their options granted to them pursuant to the Pulitzer Publishing Company 1994 Stock Option Plan. As the names and amounts of securities of the stockholders to be reoffered become known, the registrant will supplement this prospectus with such information. None of the proceeds from the sale of the shares offered by Selling Stockholders will be received by the Company.

                              PLAN OF DISTRIBUTION

  The distribution of the shares of Common Stock by the Selling Stockholders may be effected from time to time in one or more transactions (which may involve block transactions) on the New York Stock Exchange, or on any exchange on which the

Common Stock may then be listed, in negotiated transactions through the writing of option shares (whether such options are listed on an options exchange or otherwise), or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders and/or purchasers of shares for whom they may act as agent (which compensation may be in excess of customary commissions). The Selling Stockholders may also pledge shares as collateral for margin accounts and such shares could be resold pursuant to the terms of such accounts.

  In connection with such sales, the Selling Stockholders and any participating brokers or dealers may be deemed to be "underwriters" as defined in the Securities Act.

  In order to comply with certain state securities laws, if applicable, the Common Stock will not be sold in a particular state unless such securities have been registered or qualified for sale in such state or any exemption from registration or qualification is available and complied with.

                                 LEGAL MATTERS

  The validity of the issuance of the shares of Common Stock offered hereby will be passed upon for the Company and the Selling Stockholders by Fulbright & Jaworski L.L.P., New York, New York. Peter J. Repetti, a retired partner of such firm, is a director of the Company.

                                    EXPERTS


  The consolidated financial statements and the related financial statement schedules incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1993 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

  No dealer, salesman or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offer contained herein, and, if given, or made, such other information or representations must not be relied on as having been authorized by the Company. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained or incorporated by reference herein is correct as of any subsequent time. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, by any person in any jurisdiction in which it is unlawful for such person to make such offer or solicitation.

                                ________________

        TABLE OF CONTENTS
                                         Page

Available Information.............         2
Incorporation of Certain
  Information by Reference........         2
The Company.......................         4
Use of Proceeds...................         4
Selling Stockholders..............         4
Plan of Distribution..............         4
Legal Matters.....................         5
Experts...........................         5





                               1,500,000 SHARES



                          PULITZER PUBLISHING COMPANY




                                  COMMON STOCK





                                 ______________

                                   PROSPECTUS
                                 ______________



                                November 1, 1994

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

                 The following documents filed by Pulitzer Publishing Company (the "Company") are incorporated herein by reference:

                 (i) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1993.

                 (ii) The Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1994 and June 30, 1994.

                 (iii)    The Company's Form 8-A dated June 17, 1993.

                 In addition to the foregoing, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment indicating that all of the securities offered hereunder have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that is also incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  DESCRIPTION OF SECURITIES

         Not applicable.

Item 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

         The legality of the Common Stock offered hereby has been passed on for the Company by Fulbright & Jaworski L.L.P., 666 Fifth Avenue, New York, New York 10103. Peter J. Repetti, a retired partner of such firm, holds an option to purchase 1,000 shares of Common Stock.

Item 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

                 Section 145 of the General Corporation Law of the State of Delaware grants corporations the power to indemnify their directors, officers, employees and agents in accordance with the provisions set forth therein.

                 Article XI of the Certificate of Incorporation of the Company provides for indemnification of directors, officers, employees and agents of the Company to the fullest extent provided by law. The Company does not currently maintain any directors' and officers' liability insurance. Sections 1, 2 and 10 of Article XI include basic indemnification provisions and provide as follows:

         (1) Action Not By or on Behalf of Corporation. The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against judgments and amounts paid in settlement and expenses (including attorneys' fees), actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.
         (2) Action By or on Behalf of Corporation. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability and in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

         (10) A director's liability to the Corporation for breach of duty to the Corporation or its stockholders shall be limited to the fullest extent permitted by Delaware law as now in effect or hereafter amended. In particular, no director of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation law, as the same exists or hereafter may be amended, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Delaware General Corporation law. Any repeal or modification of this Article by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

Item 7.  EXEMPTION FROM REGISTRATION CLAIMED

                 Not Applicable.

Item 8.  EXHIBITS

                 4.1      --    Pulitzer Publishing Company 1994 Stock Option
                                Plan

                 5        --    Opinion of Fulbright & Jaworski L.L.P.

                 23(a)    --    Consent of Deloitte & Touche LLP

                 23(b)    --    Consent of Fulbright & Jaworski L.L.P.
                                (included in Exhibit 5)

                 24       --    Power of Attorney (included in signature page)

Item 9.  UNDERTAKINGS.

                 (a)      The undersigned registrant hereby undertakes:

                 (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                 (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                 (ii) To reflect in the prospectus any facts or events arising after the effective dates of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                 (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                 (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                 (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
                          Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person of the registrant in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

                 Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in St. Louis, Missouri on October 31, 1994.

                                Pulitzer Publishing Company

                                     /s/ Michael E. Pulitzer
                                     -----------------------------------------
                                By: Michael E. Pulitzer, Chairman of the Board, President and Chief Executive Officer

                               POWER OF ATTORNEY

                 KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael E. Pulitzer and Ronald
H. Ridgway his true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, including post-effective amendments, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority of do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, and hereby ratifies and confirms all that said attorneys-in-fact and agents, each acting alone, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

                 Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                              Title                       Date
- ---------                              -----                       ----
/s/ Michael E. Pulitzer           Director, Chairman of        October 31, 1994
- -----------------------           the Board, President and
Michael E. Pulitzer               Chief Executive Officer


/s/ Ronald H. Ridgway             Director, Senior Vice         October 31, 1994
- -----------------------           President - Finance
Ronald H. Ridgway                 (Principal Financial
                                  and Accounting Officer)

/s/ Ronald H. Ridgway             Director, Senior Vice         October 31, 1994
- ---------------------------       President - Broadcast
Ken J. Elkins                     Operations


s/ Nicholas G. Penniman IV        Director, Senior Vice         October 31, 1994
- ----------------------------      President - Newspaper
Nicholas G. Penniman IV           Operations


s/ David E. Moore                 Director                      October 31, 1994
- ----------------------------
David E. Moore


s/ Emily Rauh Pulitzer            Director                      October 31, 1994
- ----------------------------
Emily Rauh Pulitzer


s/ Alice B. Hayes                 Director                      October 31, 1994
- ----------------------------
Alice B. Hayes


s/ Peter J. Repetti               Director                      October 31, 1994
- ----------------------------
Peter J. Repetti


s/ James M. Snowden, Jr.          Director                      October 31, 1994
- ----------------------------
James M. Snowden, Jr.

                               INDEX TO EXHIBITS


Exhibit
  No.          Description                                            Page No.
- -------        -----------                                            --------
  4.1          Pulitzer Publishing Company 1994 Stock Option Plan        16

  5            Opinion of Fulbright & Jaworski L.L.P.                    21

  23(a)        Consent of Deloitte & Touche LLP                          22

  23(b)        Consent of Fulbright & Jaworski L.L.P. (included in
               Exhibit 5)

  24           Power of Attorney (see signature page)